EXHIBIT E

                                 EnerShop, Inc.
                             Statement of Cash Flows
                       For The Period Ended March 31, 1997


OPERATING ACTIVITIES
Net (Income) Loss                                               $(479,839)
Change in Trade Accounts Receivable                              (126,438)
Change in Work in Progress                                         29,376
Change in Fixed Assets                                                 93
Change in Accumulated Depreciation                                  4,680
Change in Other Assets                                            (15,790)
Change in Trade Accounts Payable                                   33,655
Change in Affiliated Accounts Payable                             102,225
Change in Accrued Benefit Plan Liabilities                            750
Change in Other Liabilities                                         6,667
Change in Accrued Federal Income Tax                              107,048
                                                                ---------
Total Operating Activities                                       (337,573)

FINANCING ACTIVITIES
Change in Short Term Debt                                         337,573
                                                                ---------
Total Financing Activities                                           --

                                                                ---------
Net Change in Cash & Cash Equivalents                                --
                                                                =========

Cash at Beginning of Period                                          --
Cash at End of Period                                                --
                                                                ---------
Net Change in Cash & Cash Equivalents                                 $--
                                                                =========